Media:	Investors:
Thomas Furr Smart Online Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Valdis Hellevik
Axis Public Relations
650-401-7700
valdis@axispr.com

Smart Online Releases Accounting Application

Platform Now Includes Fully Integrated Secure Small Business Accounting Application

RESEARCH TRIANGLE PARK, N.C., September 30, 2005 — Smart Online Inc. (OTCBB: SOLN), a leading provider of Software-as-Services (SaS) for the small-to-medium size business (SMB) market, today announced the release of the first version of its integrated Web-based Accounting application. The new Accounting application is part of Smart Online’s OneBiz Conductor™ application platform and joins a suite of over twenty business applications and tools including Calendar, Contacts, Human Resources and Shipping. OneBiz Conductor’s Accounting application enables small businesses to create and securely maintain accounting books, process invoices, payments, deposits, and manage the user’s bank accounts to offer a single view of financial activities.

“Smart Online’s Accounting application is specifically designed for the small businesses that require a user-friendly application tailored to their business size,” said Michael Nouri, president & CEO, Smart Online Inc. “Small businesses using spreadsheets are feeling the need to increase efficiency, have rapid access to an audit trail, and comply with regulatory requirements. Since our Accounting application is part of OneBiz Conductor, the application never needs to be upgraded by the user, and customers always have the latest software available—saving them both time and money.”

“According a recent study by AMI-Partners, U.S. small businesses are forecasted to spend over half a billion dollars on purchasing accounting software by 2008,” said Tom Furr, vice president, Business Development, Smart Online Inc. “Since accounting is a requirement for every business, but is often difficult to manage, we set out to provide our customers with an intuitive application that is integrated across all of their business applications—today we delivered that solution to our customers.”

Smart Online’s OneBiz Conductor open platform enables partners to easily integrate their services or small businesses to integrate their existing applications and have that data shared among the applications. For example, when customers enter information into Smart Online’s Accounting application, the data is automatically updated across other applications, saving time and reducing data entry errors. The first version of OneBiz Conductor’s Accounting application includes the following features:

•	Accounts Payable

•	Create, Update or Delete Vendors

•	Create, Edits, and Pay Bills

•	Accounts Receivable

•	Create, Update and Delete Customers

•	Create, Update and Delete Invoices

•	Create Products and Prices

•	Record and Reverse Customer Payments

•	Banking

•	Create, View, and Edit Bank Accounts and Balances Manually Enter Bank Transactions for:

•	Deposits

•	Withdrawals

•	Payments

•	Interest Fees

•	Bank Charges

•	Bank Transfers

•	General Ledger

•	View and Edit Chart of Accounts

•	Maintain and Adjust General Ledger Account Using Journal Entries

•	Balance Sheet

•	Income Statement

•	Trial Balance

About Smart Online’s OneBiz Conductor™
Today’s small-and-medium size businesses require a cost-effective, efficient and easy-to-use method of managing daily business operations so they can focus on decision-making and revenue generation. Smart Online’s OneBiz Conductor is a comprehensive, Web-native business application platform to enable businesses to operate efficiently. Accessing a simple-to-use “Dashboard” offers a single view of daily business activities and fully integrated business applications and workflow modules. A business owner or a dispersed workgroup is enabled with secure access to a complete calendaring system, business contact management system, a shipping application, human resource application and accounting application that are updated and maintained in real-time.

About Smart Online Inc.
Smart Online Inc.(OTCBB: SOLN) is a pioneer of Web-native applications, and is the first provider to offer a private-labeled online business platform that enables Web delivery of applications and services used to start, grow and run small-to-medium size businesses (SMBs). In 1999, Smart Online converted its business applications to a Software-as-Services (SaS) Web delivery model. Today, the company markets its Web-based business applications to customers via http://www.smartonline.com and private-labels its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label and add to their Web sites Smart Online’s applications to enable their customers to run their businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

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Smart Online, the Smart Online logo, and OneBiz Conductor are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other names belong to their respective owners.

Forward Looking Statements
Statements in this press release that are “forward-looking statements,” which include plans for products, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of many factors, including, but not limited to, delays in development schedules, changes in market conditions and product announcements by other companies. For further information regarding risks and uncertainties associated with Smart Online’s business, please refer to the Risk Factor Section of Smart Online’s SEC filings, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2004, copies of which may be obtained on the Web site of the Securities and Exchange Commission. All information in this press release is as of September 30, 2005. Smart Online undertakes no duty to update any forward-looking statement or to conform the statement to actual results or changes in Smart Online’s expectations.